UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2005

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 Entry Into A Material Definitive Agreement

On June 15, 2005, the Registrant entered into a Strategic Alliance Agreement (the “Agreement”) with Guangdong Pukonyi Culture Development Limited, a limited liability company organized and existing under the laws of the Peoples’ Republic of China (“Pukonyi”), and Messrs. Chen and Chow, residents of the Peoples’ Republic of China and the sole shareholders of Pukonyi. The Registrant reports that Pukonyi is a company that is engaged in the businesses of creating television programming for sale and selling commercial advertising for customers located throughout mainland China. It has registered capital of approximately US$61,000.

The Agreement provides that the Registrant will act as an exclusive service provider to Pukonyi, and also have a significant influence in Pukonyi’s business development and operations. For example, the Registrant will have the right to appoint a majority of Pukonyi’s Board of Directors and will receive approximately 90% of Pukonyi’s gross profits under its services contract. In return, the Registrant will issue approximately US$183,000 worth of its restricted common stock to the sole shareholders of Pukonyi.

The Registrant has an option to request the sole shareholders to transfer all of their equity interest in Pukonyi to the Registrant for approximately US$10, subject to the approval of all related laws of the Peoples’ Republic of China. In addition, the Registrant has agreed to provide financial support and/or guarantees to Pukonyi in an amount not to exceed approximately US$1,200,00 during the term of the Agreement. The term of the Agreement is ten years, with an automatic extension for an additional 10 years at the option of the Registrant.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: June 20, 2005	By:	/s/ Ng Chi Shing
Ng Chi Shing President

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